EXHIBIT 10.14

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

by and between
VIAVI SOLUTIONS INC.
and

KEYSIGHT TECHNOLOGIES, INC.,

dated as of May 28, 2025

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this
“Amendment”), dated as of May 28, 2025, is made and entered into by and between Viavi Solutions Inc., a Delaware corporation (“Purchaser”), and Keysight Technologies, Inc., a Delaware corporation (“Seller”) (collectively with Purchaser, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings specified in the Original Purchase Agreement (as defined below).
WHEREAS, Seller and Purchaser are parties to that certain Asset Purchase Agreement, dated as of March 2, 2025 (the “Original Purchase Agreement”, and as such may be amended, restated, supplemented or otherwise modified from time to time, including pursuant to this Amendment, the “Purchase Agreement”), pursuant to which Seller has agreed to cause Sigma and the Sigma Entities to sell, assign, transfer, convey, and deliver to Purchaser and the Purchaser Entities, and Purchaser has agreed, on its behalf and on behalf of the Purchaser Entities, to purchase, acquire and assume, as applicable, from Sigma and the Sigma Entities, all of Sigma’s and the Sigma Entities’ right, title and interest in, to and under the Purchased Assets of Sigma and the Sigma Entities and the Assumed Liabilities, upon the terms and subject to the conditions set forth therein; and
WHEREAS, pursuant to Section 11.6 of the Original Purchase Agreement, the Parties have agreed to amend the Original Purchase Agreement pursuant to this Amendment, on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Amendment of Certain Definitions.
(a)The term “Adjustment Objection,” as defined in Section 10.1 of the Original Purchase Agreement, is hereby amended and restated in its entirety as follows, and each reference to the term “Adjustment Objection” in the Purchase Agreement shall be a reference to such term as amended hereby:
“‘Adjustment Objection’ has the meaning ascribed to such term in Section 1.7(e).”
(b)The term “Base Purchase Price,” as defined in Section 10.1 of the Original Purchase Agreement, is hereby amended and restated in its entirety as follows, and each reference to the term “Base Purchase Price” in the Purchase Agreement shall be a reference to such term as amended hereby:
“‘Base Purchase Price’ means (a) $425,000,000, plus (b) the Positive Inventory Amount (if any), plus (c) the Positive Working Capital Amount (if any), minus (d) the Negative Inventory Amount (if any), minus (e) the Negative Working Capital Amount (if any), minus (f) the Lease Reinstatement Amount.”
(c)The term “Business,” as defined in Section 10.1 of the Original Purchase Agreement, is hereby amended and restated in its entirety as follows, and each reference to the term “Business” in the Purchase Agreement shall be a reference to such term as amended hereby:
“‘Business’ means (a) the HSE Business; and (b) the CE Business.”

(d)The following shall be added to the list of defined terms in Section 10.1:
“‘CE Business’ means Sigma’s and the Sigma Entities’ (a) Vertex channel emulation testing product and (b) development projects for (i) an updated radio frequency card and (ii) an updated channel emulation product code named “Project Aspen”.”
(e)The following shall be added to the list of defined terms in Section 10.1:
“‘Complete Information Date’ means (a) the day that is seven Business Days after the Initial Data Delivery Date if either no Data Objects Report is delivered by Purchaser pursuant to Section 4.3(a) or such Data Objects Report does not identify any Data Objects Information as missing and does not contain any reasonable queries or requests or (b) if a Data Objects Report is delivered by Purchaser pursuant to Section 4.3(a), the date on which an ad-hoc committee (the “Data Committee”) consisting of determines with the simple majority of its members, each acting reasonably, that the Data Objects Information identified as missing in the Data Objects Report and other reasonable queries or requests contained therein has been provided or resolved in all material respects; provided that if Seller, at any time after having provided Purchaser with responses to the items reflected in the Data Objects Report, requests in a written notice to Purchaser that the Data Committee determine the occurrence of the Complete Information Date and the Data Committee then fails to so determine the occurrence of the Complete Information Date on the fourth Business Day immediately after the date on which Purchaser receives Seller’s request, then any such dispute shall be resolved pursuant to a Data Resolution Process.”
(f)The following shall be added to the list of defined terms in Section 10.1:
“‘Data Resolution Process’ means a process by which the Parties refer the relevant dispute to the Chief Executive Officers of each Party for joint resolution.”
(g)The term “Estimated Base Purchase Price,” as defined in Section 10.1 of the Original Purchase Agreement, is hereby amended and restated in its entirety as follows, and each reference to the term “Estimated Base Purchase Price” in the Purchase Agreement shall be a reference to such term as amended hereby:
“‘Estimated Base Purchase Price’ means (a) $425,000,000, plus (b) the Estimated Positive Inventory Amount (if any), plus (c) the Estimated Positive Working Capital Amount (if any), minus (d) the Estimated Negative Inventory Amount (if any), minus
(e) the Estimated Negative Working Capital Amount (if any), minus (f) the Estimated Lease Reinstatement Amount.”
(h)The following shall be added to the list of defined terms in Section 10.1:
“‘HSE Business’ means the businesses described in the Confidential Information Presentation dated October 2024 including the high-speed ethernet and network security business lines of Sigma and the Sigma Entities, Sigma TestCenter and the following product lines: (a) network infrastructure testing applications offering network access / switching / routing / SDN protocol coverage, cloud and data-center infrastructure test (including compute, storage, network) and service provider scale test; automotive V2X test and in-vehicle networking test; and (b) application and security testing solutions providing network application performance and security attacks at performance load for testing converged multi-play services, application delivery and network security controls.”
(i)The following shall be added to the list of defined terms in Section 10.1:
“‘Lease Reinstatement Amount’ means an amount equal to: (a) 50% of (b) $1,085,000, minus the aggregate amount of all lease deposits associated with all Business Leases as of the Closing Date (it being understood that the amount of any such lease deposit that is denominated in a currency other than U.S. dollars shall be converted into U.S. dollars based on the exchange rate applicable to such other currency as published by the Wall Street Journal as of the Business Day that is three (3) Business Days prior to the Closing Date).”
(j)The term “Purchaser Tax Access and Cooperation Covenants,” as defined in Section 10.1 of the Original Purchase Agreement, is hereby amended and restated in its entirety as follows, and each reference to the term “Purchaser Tax Access and Cooperation Covenants” in the Purchase Agreement shall be a reference to such term as amended hereby:
“‘Purchaser Tax Access and Cooperation Covenants’ has the meaning ascribed to such term in Section 1.8.”
(k)The term “Seller Tax Access and Cooperation Covenants,” as defined in Section 10.1 of the Original Purchase Agreement, is hereby amended and restated in its entirety as follows, and each reference to the term “Seller Tax Access and Cooperation Covenants” in the Purchase Agreement shall be a reference to such term as amended hereby:
“‘Seller Tax Access and Cooperation Covenants’ has the meaning ascribed to such term in Section 1.8.”
2.Purchase Price Adjustment.
(i)Section 1.7(b) of the Original Purchase Agreement is hereby amended and restated in its entirety as follows:
“(b) No fewer than three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser (i) a statement that sets forth Seller’s good faith estimate of the Closing Working Capital, including all components thereof (the “Estimated Closing Working Capital”), (ii) a statement that sets forth Seller’s good faith estimate of the Closing Inventory (the “Estimated Closing Inventory”), (iii) a statement that sets forth Seller’s good faith estimate of the Lease Reinstatement Amount (the “Estimated Lease Reinstatement Amount”), and (iv) the calculation of the Estimated Base Purchase Price based on such estimates, in each case calculated in accordance with the policies, procedures, principles and methods historically and consistently applied by Sigma, in each case unless otherwise agreed by Seller and Purchaser (items (i), (ii), (iii) and (iv) above, collectively the “Pre-Closing Statement”). During such period after Seller delivers the estimates set forth above and prior to the Closing, Seller shall use reasonable best efforts to cause Sigma and the Sigma Entities to (A) provide Purchaser and its Representatives with reasonable access to the books and records of Sigma and the Sigma Entities and relevant personnel of Seller, Sigma and the Sigma Entities during its review of such estimates and (B) consider in good faith the reasonable comments of Purchaser with respect to the estimates and revise the amounts of the Estimated Closing Working Capital, Estimated Closing Inventory,

Estimated Lease Reinstatement Amount and the Estimated Base Purchase Price to reflect any such comments with which it reasonably agrees.”
(ii)Section 1.7(c) of the Original Purchase Agreement is hereby amended and restated in its entirety as follows:
“(c) As promptly as practicable (and in any event, within ninety (90) days after the Closing Date, subject to reasonable extension to the extent that Seller, Sigma or the Sigma Entities fail to substantially comply promptly with the Post-Closing Seller Access and Cooperation Covenants), Purchaser shall prepare and deliver to Seller a post-closing statement (the “Post-Closing Statement”), setting forth the Closing Working Capital, the Closing Inventory, Lease Reinstatement Amount, the Base Purchase Price and the calculation of each such item. The Post-Closing Statement shall be prepared in good faith and calculated in accordance with the policies, procedures, principles and methods historically and consistently applied by Sigma, in each case unless otherwise agreed by Seller and Purchaser. In connection with its preparation of the Post-Closing Statement, Seller shall permit, and shall cause Sigma and the Sigma Entities to permit, Purchaser and its Representatives to make inquiries of, and to have reasonable access (including the right to make copies) during normal business hours to the books and records and Representatives of Seller, Sigma and the Sigma Entities pertaining to the preparation of the Post-Closing Statement, and reasonably cooperate, and shall cause Sigma and the Sigma Entities to cooperate, with Purchaser in connection with Purchaser’s preparation of the Post-Closing Statement (the foregoing, the “Post-Closing Seller Access and Cooperation Covenants”).”
3.Lease Deposits. The following wording shall be added in Section 1.2(c) of the Original Purchase Agreement immediately following the words “security deposits”: “(except as set forth on Schedule 1.1(n))”.
4.Financial Information.    Section 2.5(a) of the Original Purchase Agreement is hereby amended and restated in its entirety as follows:
“(a)Attached as Section 2.5 of the Seller Disclosure Letter are: (i) the unaudited carve- out summary of certain working capital balances, including Inventory, for the Business as of December 31, 2024 (the “Balance Sheet Date” and such carve-out summary, the “NWC Summary”), (ii) the unaudited carve-out statement of income for the HSE Business covering the 12-month period ended December 31, 2024 (the “HSE P&L”), and (iii) the unaudited carve-out statement of income for the CE Business covering the 12-month period ended December 31, 2024 (the “CE P&L”) ((i), (ii) and (iii) collectively, the “Business Financial Statements”). (i) The NWC Summary presents fairly, in all material respects, the net working capital balances of the Business as of December 31, 2024, applied on a consistent basis during the periods involved, (ii) the HSE P&L presents fairly, in all material respects, the results of operations of the HSE Business during the 12-month period ended December 31, 2024, applied on a consistent basis during the periods involved and (iii) the CE P&L presents fairly, in all material respects, the results of operations of the CE Business during the 12-month period ended December 31, 2024, applied on a consistent basis during the periods involved; provided, in each case of clause (i), (ii) and (iii), that: (x) Sigma and the Sigma Entities do not maintain separate financial statements for the Business and therefore, the Business Financial Statements were derived from the books of account and other financial records of Sigma and the Sigma Entities with respect to the Business, the HSE Business and the CE Business (as applicable), which books of account and other financial records were prepared in conformity with IFRS as of and during the periods involved, (y) in certain operational areas, the Business, the HSE Business and the CE Business (as applicable) are dependent upon centralized functional activities of, and centralized corporate services from, Sigma and the Sigma Entities, which are not necessarily adequately reflected in the Business Financial Statements and (z) the Business Financial Statements involve certain allocations and estimates and do not include all year-end adjustments or footnote disclosures required to present financial statements in conformity with IFRS.”
5.No Incremental Purchase Price. The Parties agree that no Incremental Purchase Price shall be owed by the Purchaser in consideration of the transfer of the Purchased Assets and other obligations of Seller pursuant to the Purchase Agreement and the Parties therefore agree that:
(a)Section 1.5 of the Original Purchase Agreement is hereby amended and restated in its entirety as follows:
“Purchase Price. On the terms and subject to the conditions of this Agreement, in consideration of the transfer of the Purchased Assets under Section 1.1 and other obligations of Seller pursuant to this Agreement, Purchaser shall (a) pay to Seller, in accordance with Section 1.7 and Section 1.10, the Base Purchase Price in cash by wire transfer of immediately available funds, and (b) assume and become obligated to pay, perform and discharge, when due, the Assumed Liabilities.”
(b)Section 1.10(b)(vii) of the Original Purchase Agreement is hereby amended and restated in its entirety as follows:
“a receipt for the Estimated Base Purchase Price;”
(c)Each of the following sections of the Original Purchase Agreement are hereby deleted in their entirety and shall be replaced with “[Reserved.]”: Section 1.6 (including all subsections) and Section 1.10(a)(ii).
(d)The term “Purchase Price,” as defined in Section 10.1 of the Original Purchase Agreement, is hereby amended and restated in its entirety as follows, and each reference to the term “Purchase Price” in the Purchase Agreement shall be a reference to such term as amended hereby:
“‘Purchase Price’ means the Base Purchase Price.”
(e)The term “Neutral Accountant,” as defined in Section 10.1 of the Original Purchase Agreement, is hereby amended and restated in its entirety as follows, each reference to the term “Neutral Accountant” in the Purchase Agreement shall be a reference to such term as amended hereby:
“‘Neutral Accountant’ means Deloitte Touche Tohmatsu Limited; provided that if Deloitte Touche Tohmatsu Limited is unable or unwilling to act as the Neutral

Accountant and the Parties, within a period of ten (10) days after the lapse of the 30- day period referenced in the first sentence of Section 1.7(f), cannot agree on an alternative, Purchaser and Seller shall promptly request that an alternative Neutral Accountant be designated by the American Arbitration Association; provided, further, that any such Neutral Accountant shall be a partner of a public accounting firm of national reputation and that such Neutral Accountant not have provided audit, accounting, or other professional services to any of Purchaser, Sigma, Seller, or each of their respective Affiliates in the past three (3) years.”
(f)Each of the following terms as defined in Section 10.1 of the Original Purchase Agreement is hereby deleted in its entirety without replacement: “Applicable Revenue Amount,” “Applicable Threshold,” “Incremental Purchase Price,” “Purchaser Statement,” “Sample Revenue Statement,” “Seller Access and Cooperation Covenants” and “Seller Statement.”
6.Regulatory Conditions to Close.
(a)Section 4.5(a) of the Original Purchase Agreement is hereby amended and restated in its entirety as follows:
“Each of Seller and Purchaser shall (and Seller shall use its reasonable best efforts to cause Sigma to) use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary and advisable (subject to applicable Law) to cause the Closing conditions set forth in Article VII to be satisfied and to consummate and make effective the Transaction as soon as practicable in accordance with the terms hereof, including using reasonable best efforts to obtain promptly all Consents, including but not limited to (i) [reserved], (ii) all necessary filings under Foreign Investment Laws for the Transaction and (iii) any other submissions (including, as the case may be, submissions in connection with Seller’s efforts to obtain the Sigma Transaction Clearances), notifications or filings under applicable Competition Laws and Foreign Investment Laws for the Transaction ((i)-(ii)-(iii) collectively, the “Regulatory Filings”). Seller and Purchaser shall not, and Seller shall use its reasonable best efforts to cause Sigma and the Sigma Entities not to, knowingly enter into any acquisition or other agreement, make any announcement with respect to any transaction (except as required pursuant to applicable Law or the rules of any applicable stock exchange) or take any other action that could reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any Sigma Transaction Clearance or Consents of any Governmental Authority with respect to the Transaction, provided, however, nothing in this Section 4.5(a) shall be interpreted to restrict, or as an attempt to restrict, (i) Purchaser’s ability to respond to inquiries from any Governmental Authority or (ii) Purchaser’s ability to make statements in any litigation (and preparation for litigation), or investigation by any Governmental Authority, arising in connection with either the Transaction or the Sigma Transaction.”
(b)Each of Section 7.1(b) and Section 7.2(b) of the Original Purchase Agreement are hereby amended and restated in their entirety as follows:

“(i) All approvals shall have been obtained, and all waiting periods shall have expired or been terminated, under the Competition Laws and Foreign Investment Laws of the jurisdictions listed in Schedule 7.1(b); and (ii) the U.S. Department of Justice shall have filed in federal court a complaint and proposed final judgment that would allow or require Seller, Sigma or the Sigma Entities, as applicable, to consummate the Transaction hereunder, and further shall have filed, and the court shall have signed, a stipulation allowing Seller and Sigma to consummate the Sigma Transaction.”
7.Closing Date. Section 1.9(a) of the Original Purchase Agreement is hereby amended to replace the last proviso thereof with the following:
“provided, further, that Purchaser shall have the right, by delivery of written notice to Seller, to delay the Closing to the latest of (1) the Business Day after the Data Review Date, (2) July 14, 2025, (3) the Business Day after the Final Data Delivery Date, and
(4) a Business Day that is no later than ten (10) days after the later of (x) the approval of the Scheme at the Sanction Hearing and (y) the satisfaction of the conditions in Section 7.1(b) and Section 7.2(b) (the date to which Closing is so delayed in accordance with the foregoing, the “Delayed Closing Date”); provided, further, that if Purchaser has so elected to delay the Closing pursuant to clause (4) of the immediately preceding proviso, then notwithstanding anything herein to the contrary, each of the conditions set forth in Section 7.1(a)(i), Section 7.1(a)(ii), Section 7.1(a)(iv) and (solely to the extent relating to the conditions in Section 7.1(a)(i) and Section 7.1(a)(ii), Section 7.1(a)(iv)) Section 7.1(a)(v) shall in any event be deemed satisfied on the Delayed Closing Date.”
8.Use of Sigma Names and Marks. Section 4.8(c) of the Original Purchase Agreement is hereby amended to replace the first word thereof (“Effective”) with the following:
“Except to the extent expressly stated otherwise on Section 4.8(c) of the Seller Disclosure Letter, effective”
9.Access to Information. Section 4.3(a) of the Original Purchase Agreement is hereby amended to add the following sentences to the end of the paragraph (the “Additional Sentences”):
“Without limiting the foregoing, Seller shall use its reasonable best efforts to cause Sigma and the Sigma Entities to provide to Purchaser, on or before May 30, 2025 (the “Initial Data Delivery Date”), the extracts of the data objects contemplated by Schedule 4.3(a) in accordance with the requirements, limitations and qualifications set forth in Schedule 4.3(a) (the “Data Objects Information”). After the Initial Data Delivery Date:
(i) Purchaser shall, within seven (7) Business Days after the Initial Data Delivery Date, provide to Seller a written report (the “Data Objects Report” and, the date on which Seller receives from Purchaser the Data Objects Report, the “Data Report Delivery Date”) specifying in reasonable detail missing elements and other queries and requests with respect to the Data Objects Information provided or required to be provided to Purchaser in accordance with the foregoing (if any), and (ii) Seller shall use its reasonable best efforts to cause Sigma and the Sigma Entities to reasonably cooperate with Purchaser to supplement and update the Data Objects Information provided to Purchaser to include any missing elements identified, and resolve any other queries and requests set forth, in the Data Objects Report as soon as reasonably practicable following the Data Report Delivery Date. Seller shall use its reasonable best efforts to cause Sigma and the Sigma Entities to provide to Purchaser on the

Business Day prior to the date the Closing is otherwise to occur in accordance with Section 1.9(a), updated Data Objects Information that comprise all of the Data Objects Information contemplated by Schedule 4.3(a) (in accordance with the requirements, limitations and qualifications set forth therein), with such Data Objects Information to be pursuant to a cut over and data transfer plan determined by simple majority of the members of the Data Committee, each acting reasonably; provided that if the Data Committee fails to so determine a cut over and data transfer plan by June 30, 2025, the dispute over the cut over and data transfer plan shall be resolved by way of a Data Resolution Process (the date upon which such updated Data Objects Information shall have been provided to Purchaser in all material respects, the “Final Data Delivery Date”). Following the Complete Information Date, Purchaser shall have thirty (30) calendar days to review the supplemented and updated Data Objects Information and prepare for integration (the thirtieth (30th) calendar day after the Complete Information Date, the “Data Review Date”). Seller shall use its reasonable best efforts to cause Sigma and the Sigma Entities to help facilitate Purchaser’s review of, and integration preparation with respect to, the Data Objects Information provided in accordance with the foregoing. Without limiting the obligation to provide to Purchaser the Data Objects Information on or before May 30, 2025 and the Business Day prior to the Closing, and provide any missing Data Objects Information identified in the Data Objects Report, in each case pursuant to the Additional Sentences, it is acknowledged and agreed that: (i) the first and second provisos in the first sentence of this Section 4.3(a) shall apply to all other covenants and agreements contained in this Section 4.3(a) mutatis mutandis; (ii) the Data Objects Information provided to Purchaser pursuant to this Section 4.3(a) or otherwise shall be provided “as-is, where-is and with all faults”, and nothing contained herein shall (x) operate as or be deemed to operate as a warranty or representation by Seller, Sigma or any Sigma Entity with respect to the usability for Purchaser’s purposes of the Data Objects Information or (y) obligate Seller, Sigma or any Sigma Entity to conduct testing of, or to reformat, alter or scrub any of the Data Objects Information or any portion thereof for the purpose of facilitating the integration of the Data Objects Information into the systems of Purchaser and its Affiliates, which integration shall at all times remain the sole responsibility of Purchaser.”
10.Automation Tools. Section 4.13 of the Original Purchase Agreement is hereby amended to add a new Section 4.13(f), as follows:

11.Changes to Schedules of the Original Purchase Agreement. The Parties agree to make the following changes to the schedules of the Original Purchase Agreement, and each reference to a relevant schedule in the Purchase Agreement shall be a reference to the schedule as amended hereby:
(a)Schedule 1.1(a) (Business Real Property) is hereby replaced in its entirety by Schedule 1.1(a) as attached hereto.
(b)Schedule 1.1(b)(ii) (Other Transferred Contracts) is hereby replaced in its entirety by Schedule 1.1(b)(ii) as attached hereto.
(c)Schedule 1.1(b)(iii) (Business IP Licenses) is hereby replaced in its entirety by Schedule 1.1(b)(iii) as attached hereto.
(d)Schedule 1.1(b)(iv) (Transferred Supplier Contracts) is hereby replaced in its entirety by Schedule 1.1(b)(iv) as attached hereto.
(e)Schedule 1.1(b)(v) (Transferred Customer Contracts) is hereby replaced in its entirety by Schedule 1.1(b)(v) as attached hereto.
(f)Schedule 1.1(k) (Employee Benefit Plan Assets) is hereby replaced in its entirety by Schedule 1.1(k) as attached hereto.
(g)Schedule 1.1(l) (Transferred Intellectual Property) is hereby replaced in its entirety by Schedule 1.1(l) as attached hereto.
(h)Schedule 1.1(n) (Other Assets) is hereby replaced in its entirety by Schedule 1.1(n) as attached hereto.
(i)Schedule 1.2(k)(i) (Excluded Customer Contracts) is hereby replaced in its entirety by Schedule 1.2(k)(i) as attached hereto.
(j)Schedule 1.2(k)(ii) (Excluded Supplier Contracts) is hereby replaced in its entirety by Schedule 1.2(k)(ii) as attached hereto.
(k)Schedule 1.6(a) (Sample Revenue Statement) is hereby deleted in its entirety without replacement.
(l)Schedule 1.7(a) (Sample NWC Statement) is hereby replaced in its entirety by Schedule 1.7(a) as attached hereto.
(m)Schedule 4.3(a) attached hereto is hereby added in its entirety.
(n)Schedule 4.13(f) attached hereto is hereby added in its entirety.
(o)Schedule 7.1(b) (Required Jurisdictions) is hereby replaced in its entirety by Schedule 7.1(b) as attached hereto.

(p)Schedule 10.1(h) (Transferred Fixtures, Equipment and Tangible Personal Property) is hereby replaced in its entirety by Schedule 10.1(h) as attached hereto.
(q)Schedule 10.1(i) (Applicable Threshold) is hereby deleted in its entirety without replacement.
12.Changes to the Seller Disclosure Letter. The Parties agree to hereby supplement the Seller Disclosure Letter delivered by Seller to Purchaser concurrently with the execution and delivery of the Original Purchase Agreement with the supplemental Seller Disclosure Letter delivered by Seller to Purchaser concurrently with the execution and delivery of this Amendment solely to reflect the expanded scope of Business or as contemplated by Section 0 of this Amendment, and each reference to the Seller Disclosure Letter in the Purchase Agreement shall include such supplemental Seller Disclosure Letter.
13.Changes to Form of Mutual Transition Services Agreement. The Parties hereby agree to replace Exhibit B of the Original Purchase Agreement (Form of Mutual Transition Services Agreement) in its entirety with Exhibit B as attached hereto, and each reference to Exhibit B or the term “Mutual Transition Services Agreement” in the Purchase Agreement shall be a reference to Exhibit B or “Mutual Transition Services Agreement,” as applicable, as amended hereby.
14.Miscellaneous Provisions. Sections 11.1 (Assignment), 11.2 (Public Announcements),
11.3 (Expenses), 11.4 (Severability), 11.5 (No Third Party Beneficiaries), 11.6 (Amendment;
Waiver), 11.7 (Governing Law), 11.8 (Jurisdiction), 11.9 (Waiver of Jury Trial), 11.10 (Specific
Performance), 11.11 (Remedies Cumulative), 11.12 (Headings), 11.13 (Counterparts), 11.15 (Notices), 11.16 (Construction) and 11.17 (Entire Agreement) of the Original Purchase Agreement are hereby incorporated by reference, mutatis mutandis.
15.Full Force and Effect. Each of the Parties confirms that this Amendment is intended to be a part of, and will serve as a valid, written amendment to, the Original Purchase Agreement. Except as otherwise set forth in this Amendment, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Purchase Agreement, which are hereby ratified and affirmed in all respects and shall continue in full force and effect, and this Amendment will not operate as an extension or waiver by the parties to the Original Purchase Agreement of any other condition, covenant, obligation, right, power or privilege under the Original Purchase Agreement.
[Signature Page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of Seller and Purchaser as of the date first written above.

KEYSIGHT TECHNOLOGIES, INC.

By:         Name: Jeffrey Li
Title: Senior Vice President, General Counsel & Secretary

VIAVI SOLUTIONS INC.

By:             Name: Oleg Khaykin
Title: President and Chief Executive Officer